                                                                     EXHIBIT 8.1


                              _____________, 1997


Boards of Directors
Perpetual Bank, A Federal Savings Bank
SouthBanc Shares, M.H.C.
SouthBanc Shares, Inc.
907 N. Main Street
Anderson, South Carolina 29621-5526

Gentlemen:

     In accordance with your request, set forth herein is our opinion relating to the federal income tax consequences of the two integrated transactions described herein. Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Plan of Conversion from Mutual Holding Company to Stock Holding Company and Plan of Reorganization dated __________ between Perpetual Bank, A Federal Savings Bank (the "Savings Bank") and SouthBanc Shares, M.H.C. (the "MHC") (the "Plan").

The Proposed Transactions
-------------------------

     Based upon our review of the Plan, we understand that the relevant facts are as follows.

     In October 1993, Perpetual Bank, A Federal Savings Bank, a federally-chartered mutual savings bank (the "Savings Bank"), reorganized into the mutual holding company form of organization. In connection with the foregoing transaction which resulted in the conversion of the Savings Bank to a stock institution (the "Stock Savings Bank"), the Stock Savings Bank simultaneously sold _______ shares of the common stock of the Stock Savings Bank (the "Stock Savings Bank Common Stock") to depositors of the Stock Savings Bank, employee stock benefit plans of the Stock Savings Bank, directors, officers and employees of the Stock Savings Bank and members of the general public. In September 1996, an additional ___ shares of Stock Savings Bank Common Stock were sold to the same groups in an additional public offering. As of the date hereof, the MHC and the other stockholders ("Public Stockholders") own an aggregate of _____% and _____%, respectively, of the outstanding Stock Savings Bank Common Stock.

     The reorganization of Savings Bank into the mutual holding company form of organization, and the sale of Stock Savings Bank Common Stock are sometimes hereinafter collectively referred to as the "MHC Transaction."

Boards of Directors
Perpetual Bank, A Federal Savings Bank
SouthBanc Shares, M.H.C.
SouthBanc Shares, Inc.
_____________, 1997
Page 2

     At the present time, two transactions are being undertaken. The first transaction, which is sometimes referred to herein as "Merger 1," is the conversion of the MHC from the mutual form of organization to a federal interim stock savings bank ("Interim") and the simultaneous merger of Interim with and into the Stock Savings Bank. The second transaction, which is sometimes referred to herein as "Merger 2," is the acquisition of the Stock Savings Bank by SouthBanc Shares, Inc. (the "Holding Company"), a newly organized Delaware corporation, by means of the merger of the Stock Savings Bank with a federal interim stock savings institution (the "Interim Stock Savings Bank"), which will be organized as a wholly-owned subsidiary of the Holding Company. Merger 1 and Merger 2 are sometimes collectively referred to herein as the "Conversion and Reorganization."

     Merger 1 and Merger 2 are being accomplished pursuant to the Plan. The Plan complies in all material respects with the provisions of Subpart A of 12 C.F.R.
Part 563b, the Office of Thrift Supervision ("OTS") regulations governing the conversion of mutual institutions to stock form. The Plan also complies in all material respects with the provisions of 12 C.F.R. Section 575.12(a), governing the conversion of mutual holding companies to stock form. Because the proposed transaction involves two mergers, the Plan also includes two related plans of merger with language that complies in all material respects with 12 C.F.R.
Section 552.13, governing mergers involving federal stock associations.

     In Merger 1, a liquidation account is being established by the Stock Savings Bank for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. Pursuant to Section XIV of the Plan, the initial balance of the liquidation account will equal the amount of any dividends waived by the MHC plus the greater of (1) $___ million, which is equal to 100% of the retained earnings of Savings Bank as of _____________, the date of the latest statement of financial condition contained in the final offering circular utilized in the formation of the MHC, or (2) _____% of the Stock Savings Bank's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus to be utilized in the Conversion and Reorganization. The $___ million is the amount that the liquidation account would have been if the MHC Transaction had been a standard conversion not involving a mutual holding company.

     Under the above formula, the initial balance of the liquidation account will be at least $____ million. At September 30, 1997, the total stockholders' equity of the Stock Savings Bank amounted to $__ million, of which _____% equaled $____ million.

     Upon consummation of Merger 1, the shares of Stock Savings Bank Common Stock held by the MHC will be canceled.

Boards of Directors
Perpetual Bank, A Federal Savings Bank
SouthBanc Shares, M.H.C.
SouthBanc Shares, Inc.
_____________, 1997
Page 3

     Upon consummation of Merger 2 (the "Effective Date"), all of the then outstanding shares of Stock Savings Bank Common Stock held by the Public Stockholders will be converted into and become shares of common stock of the Holding Company ("Holding Company Common Stock") at the Exchange Ratio (the "Exchange Shares"). The common stock of the Interim Stock Savings Bank owned by the Holding Company prior to Merger 2 will be converted into and become shares of common stock of the Stock Savings Bank on the Effective Date. The Holding Company Common Stock held by the Stock Savings Bank immediately prior to Merger 2 will be canceled on the Effective Date.

     Immediately following Merger 2, Holding Company Common Stock will be sold pursuant to the Conversion Offerings. The stockholders of the Holding Company will be the Public Stockholders, plus those persons who purchase Holding Company Common Stock in the Conversion Offerings. Nontransferable rights to subscribe for Holding Company Common Stock will be granted to eligible depositors and other persons in the priorities set forth in the Plan (the "Subscription Rights").

     Upon the Effective Date, Interim Stock Savings Bank will be merged with and into the Stock Savings Bank and Interim Stock Savings Bank will cease to exist as a legal entity. As a result, the Holding Company will be a publicly held corporation, will register the Holding Company Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Stock Savings Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to Merger 2.

Analysis
--------

     Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations such as Merger 1 and Merger 2. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying as a merger under Section 368(a)(1)(A), such as Merger 2, will not be disqualified by reason of the fact that common stock of a corporation (referred to in the Code as the "controlling corporation") (i.e., the Holding Company) which before the merger was in control of the merged corporation is used in the transaction if:

     (i) after the transaction, the corporation surviving the merger (i.e., Stock Savings Bank) holds substantially all of its properties and the properties of the merged corporation (i.e., Interim Stock Savings
          Bank) (other than common stock of the

Boards of Directors
Perpetual Bank, A Federal Savings Bank
SouthBanc Shares, M.H.C.
SouthBanc Shares, Inc.
_____________, 1997
Page 4

           controlling corporation (i.e., the Holding Company) distributed in the transaction; and

     (ii) in the transaction, former stockholders of the surviving corporation (i.e., the Public Stockholders) exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

     Section 1.368-2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporate laws of the United States or a state. The Plan provides that Mergers 1 and 2 will be accomplished in accordance with applicable federal law.

     Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, certain other conditions must be satisfied in order to qualify a proposed transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The "business purpose test," which requires a proposed merger to have a bona fide business purpose, must be satisfied. See 26 C.F.R. Section 1.368-1(c). We believe that Merger 1 and
           ---
Merger 2 satisfy the business purpose test for the reasons set forth in the Prospectus under the caption "THE CONVERSION AND REORGANIZATION -- Purposes of the Conversion and Reorganization." The "continuity of business enterprise test" requires an acquiring corporation either to continue an acquired corporation's historic business or use a significant portion of its historic assets in a business. See 26 C.F.R. Section 1.368-1(d). We believe that the
                       ---
continuity of business enterprise test is satisfied since the Plan provides that the business conducted by Stock Savings Bank prior to Merger 1 and Merger 2 will be unaffected by the transactions.

     The "continuity of interest doctrine" requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represent a "substantial part" of the value of their former interest, and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Paulsen v. Comm'r., 469 U.S. 131 (1985);
                                      ------------------
Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); John A Nelson Co. v.
------------------------------                       --------------------
Helvering, 296 U.S. 374 (1935); Southwest Natural Gas Co. v. Comm'r., 189 F.2d
---------                       ------------------------------------
332 (5th Cir. 1951), cert. denied, 342 U.S. 860 (1951). We believe that Merger 1
                     ----  ------
satisfies the continuity of interest doctrine based upon a series of private letter rulings issued by the IRS in substantially identical transactions as the Conversion and Reorganization and based upon the information set forth in the Registration Statement. See e.g., PLRs 9510044 and 9437020. Specifically, the
                        ---
IRS has ruled in substantially identical transactions that:

Boards of Directors
Perpetual Bank, A Federal Savings Bank
SouthBanc Shares, M.H.C.
SouthBanc Shares, Inc.
_____________, 1997
Page 5


     (1) The exchange of the members' equity interests in the MHC for interests in a liquidation account established at the Stock Savings Bank in Merger 1 will not violate the continuity of interest requirement of
          Section 1.368-1(b) of the Treasury Regulations.

     (2) Interests in the liquidation account established at the Stock Savings Bank, and the shares of Stock Savings Bank Common Stock held by the MHC prior to consummation of Merger 1, will be disregarded for the purpose of determining whether an amount of stock in the Stock Savings Bank which constitutes "control" of such corporation was acquired by the Holding Company in exchange for shares of Holding Company Common Stock pursuant to Merger 2.

     (3) The exchange of shares of Holding Company Common Stock for the shares of the Stock Savings Bank Common Stock in Merger 2, following consummation of Merger 1, will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations in Merger 2.

     Accordingly, we also believe that Merger 2 satisfies the continuity of interest doctrine because those persons who are the Stock Savings Bank's stockholders following Merger 1 will receive only Exchange Shares for their shares of Stock Savings Bank Common Stock. In addition, we believe other applicable requirements of the Treasury Regulations and case law which are preconditions to qualification of Merger 1 and Merger 2 as a reorganization, within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code, are satisfied on the basis of the information contained in the Plan and the Prospectus.

     Section 354 of the Code provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, such as the Stock Savings Bank, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization, such as the Holding Company. Section 356 of the Code provides that stockholders shall recognize gain to the extent they receive money as part of a reorganization, such as cash received in lieu of fractional shares. Section 358 of the Code provides that, with certain adjustments for money received in reorganization, such as cash received in lieu of fractional shares, a stockholders' basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which he or she surrendered, he or she shall be deemed to have held the property received for the same period as the property exchange, provided that the property exchanged had been held as a capital asset.

Boards of Directors
Perpetual Bank, A Federal Savings Bank
SouthBanc Shares, M.H.C.
SouthBanc Shares, Inc.
_____________, 1997
Page 6

     Section 361 of the Code provides that no gain or loss shall be recognized to a corporation such as the Interim Stock Savings Bank which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization such as the Plan. Section 362 of the Code provides that if property is acquired by a corporation such as the Stock Savings Bank in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer. Section 1223(s) of the Code states that where a corporation such as the Stock Savings Bank will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property transferred had been held as a capital asset. Section 1032 of the Code states that no gain or loss shall be recognized to a corporation, such as the Holding Company of the receipt of property in exchange for common stock.

Opinions
--------

     In connection with the opinions expressed herein below, we have relied upon the assumption that the representations required for advance rulings outlined in Rev. Proc. 86-42, 1986-2 C.B. 722, are true and correct as it applies to the Conversion and Reorganization.

     Based on the foregoing assumptions and the description of Merger 1 and Merger 2, the representations which have been made to us by management of the Stock Savings Bank and the Holding Company, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that, if Merger 1 were to be consummated as described above as of the date hereof, then:

     1. Merger 1 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     2. No gain or loss will be recognized by the Stock Savings Bank upon the receipt of the assets of the MHC in Merger 1.

     In addition, we are of the opinion that, if Merger 2 were to be consummated as described above as of the date hereof, then:

     1. Merger 2 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Pursuant to Section 368(a)(2)(E) of the Code, Merger 2 is not disqualified from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) because Holding Company Common Stock will be conveyed to the

Boards of Directors
Perpetual Bank, A Federal Savings Bank
SouthBanc Shares, M.H.C.
SouthBanc Shares, Inc.
_____________, 1997
Page 7

          Stock Savings Bank's stockholders in exchange for their Stock Savings Bank Common Stock.

     2. No gain or loss will be recognized by the Interim Stock Savings Bank upon the transfer of its assets to the Stock Savings Bank.

     3. No gain or loss will be recognized by the Stock Savings Bank upon the receipt of the assets of Interim Stock Savings Bank.

     4. No gain or loss will be recognized by the Holding Company on Stock Savings Bank upon the exchange of Exchange Shares for Stock Savings Bank Common Stock.

     5. No gain or loss will be recognized by the Public Stockholders upon the receipt of the Exchange Shares solely in exchange for their shares of Stock Savings Bank Common Stock.

     6. The basis of the Exchange Shares to be received by the Public Stockholders will be the same as the basis of the Stock Savings Bank Common Stock surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares.

     7. The holding period of the Exchange Shares to be received by the Public Stockholders will include the holding period of the Stock Savings Bank Common Stock, provided that the Stock Savings Bank Common Stock was held as a capital asset on the date of the exchange.

     8. No gain or loss will be recognized by the Holding Company upon the sale of Holding Company Common Stock in the Conversion Offerings.

     9. Eligible Account Holders and Supplemental Eligible Accounts Holders will realize gain, if any, upon the constructive issuance to them of Subscription Rights and/or interest in the liquidation account of Stock Savings Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the liquidation accounts and/or Subscription Rights received. The liquidation account will have normal, if any, fair market value. Based solely on the accuracy of the conclusion reached by RP Financial, LC. in its written opinion to Stock Savings Bank (the "Appraiser's Opinion") that the Subscription Rights

Boards of Directors
Perpetual Bank, A Federal Savings Bank
SouthBanc Shares, M.H.C.
SouthBanc Shares, Inc.
_____________, 1997
Page 8

          have no value at the time of distribution or exercise and our reliance thereon, no gain or loss will be required to be recognized by depositors upon receipt or distribution of Subscription Rights. (Section 1001 of the Code.) See Paulsen v. Commissioner, 469 U.S.
                                      --- -----------------------
          131,139 (1985).

          Based solely on the accuracy of the conclusions reached in the Appraiser's Opinion, and our reliance thereon, we are of the opinion that: (a) no taxable income will be recognized by the borrowers, directors, officers and employees of Stock Savings Bank upon the distribution to them of Subscription Rights or upon the exercise or lapse of the Subscription Rights to acquire Holding Company Common Stock at fair market value; (b) no taxable income will be realized by the depositors of Stock Savings Bank as result of the exercise of lapse of the Subscription Rights to purchase Holding Company Common Stock at fair market value. Rev. Rul. 56-572, 1956-2 C.B. 182; and
          (c) no taxable income will be realized by Stock Savings Bank, or Holding Company upon the issuance or distribution of Subscription Rights to depositors of Stock Savings Bank to purchase shares of Holding Company Common Stock at fair market value. (Section 311 of the Code.)

          Notwithstanding the Appraiser's Opinion, if the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or Stock Savings Bank may be taxable on the distribution of the Subscription Rights. (Section 311 of the Code.) In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

     10. The tax basis to the holders of the Holding Company Common Stock purchased in the Conversion Offerings will be the amount paid therefor, and the holding period for such shares will begin on the date of consummation of the Conversion Offerings if purchased through the exercise of Subscription Rights. If purchased in the Community Offering or Syndicated Community Offering, the holding period for such stock will begin on the day after the date of purchase.

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby.

Boards of Directors
Perpetual Bank, A Federal Savings Bank
SouthBanc Shares, M.H.C.
SouthBanc Shares, Inc.
_____________, 1997
Page 9

Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

     We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein.

     We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and the Savings Bank's Application for Conversion on Form AC ("Form AC"), respectively, and the reference on our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "THE CONVERSION --AND REORGANIZATION -- Effects of Conversion and Reorganization on Depositors and Borrowers of the Savings Bank -- Tax Effects" and "LEGAL AND TAX OPINIONS."

                         Very truly yours,



                         BREYER & AGUGGIA